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                                                                      Exhibit 11
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                    Benjamin Moore & Co. Stock Option Plan

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Section 1.  PURPOSE

The purpose of the Stock Option Plan (hereinafter the "Plan") is to encourage and enable officers and key members of management to increase their share ownership in the Company commensurate with their accountability for and contribution to Company performance, and also to provide additional opportunities for share ownership to other employees with at least five years of service, so as to increase employee identification with the interests of the Company and its shareholders. Increased share ownership will provide additional incentive for participants to achieve long-range performance goals.

Section 2.  DEFINITIONS

"Affiliate" means any business entity that is wholly or partially owned by the Company.

"Board" means the Board of Directors of the Company.

"Change in Capitalization" means any increase or reduction in the number of shares of Common Stock, or any change Including, but not limited to, a change in value) in the shares of Common Stock or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

"Committee" means not less than two members of the Board (who are not employees of the Company) appointed to administer the Plan, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

"Common Stock" means the common stock, par value $10 per share, of the Company.

"Company" means Benjamin Moore & Co.

"Designated Beneficiary" means the Participant's beneficiary designated in the manner prescribed by the Committee to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, Designated Beneficiary will mean the Participant's estate.

"Disability" means total and permanent disability as defined by the Company's long term disability insurance carrier.

"Fair Value" means the value of the Common Stock established by the Board of Directors of the Company.
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"Nonstatutory Stock Option" means a non-qualified option, not intended to be an
Incentive Stock Option (as defined in Section 422 of the Internal Revenue Code of 1986), granted to a Participant to purchase shares of Common Stock.

"Option" means a Nonstatutory Stock Option.

"Participant" means any officer or other employee selected by the Committee to participate in the Plan.

Section 3.  ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have the authority to grant Options under the Plan and to establish the terms and conditions applicable to such Option. The Committee will have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee's decisions will be final and binding. To the extent permitted by applicable law, the Committee may delegate to a committee consisting of two or more executive officers (who are Directors) of the Company the power to make awards to participants and all determinations under the Plan with respect thereto, provided that the Committee will fix the maximum amount of such grants for the group and a maximum for any one participant.

Section 4.  STOCK AVAILABLE FOR THE PLAN

No more than 400,000 shares of Common Stock shall be cumulatively available for Plan use; provided, however, that upon a Change in Capitalization the maximum number of shares shall be adjusted in number and kind pursuant to Section 7. If an Option expires, terminates or is surrendered without having been fully exercised the unpurchased or forfeited shares of Common Stock subject to option or grant will again become available for the purpose of the Plan.

Section 5.  OPTION GRANT

Subject to the provisions of the Plan, the Committee may grant Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price thereof and the conditions and limitations applicable to the exercise of the Option.

The Committee will establish the option price at the time each Option is granted, which price shall not be less than 100% of the Fair Value of the Common Stock on the date of grant.

Each Option will be exercisable at such time or times as the Committee may determine and on such terms and conditions as the Committee may specify in the applicable grant or thereafter. No Option may be exercised until two years have elapsed from date of grant. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

No shares will be delivered pursuant to any exercise of an Option until payment in full of the Option price therefor is received by the Company. To assist Participants in exercising their Options, the Company may make loans available to Participants up to a maximum of one-half of

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the total exercise price applicable to that portion of any Option(s) exercised by the Participant in any calendar year. The term of the loan may be up to ten years, except in cases of exercise of an Option after death, Disability, or retirement of the optionee entitling the optionee to immediate payment of retirement benefits under the Company's Retirement Income Plan, in which cases the term of the loan may be no more than five years.

Section 6.  GENERAL PROVISIONS APPLICABLE TO GRANTS

Transferability of Grants and Holding Period
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No Participant will have the right to assign any grant or the right to receive any grant or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such grant or right to receive any grant or any such right or interest, other than by will or the laws of descent and distribution. Grants will be exercisable during the Participant's lifetime only by the Participant or the Participant's guardian or legal representative.

Documentation
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Each grant under the Plan will be evidenced by a writing delivered to the
Participant specifying the ten-ns and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

Each grant may be made alone, in addition to or in relation to any other grant. The terms of each grant need not be identical, and the Committee need not treat Participants uniformly.

Termination of Employment
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The Committee will determine the effect on a grant of the Disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant, or his or her legal representative, guardian or Designated Beneficiary may exercise rights thereunder.

Right of First Refusal
----------------------

The Company will have a right of first refusal as described herein to repurchase any shares purchased pursuant to this Plan. Such rights of first refusal will apply to any holder of such shares (herein referred to as a "holder"), whether it be an employee, a former employee, the estate or permitted transferee of an employee, or any other transferee.

If at any time a holder of shares purchased pursuant to this Plan receives and wishes to accept a bona fide offer to sell or transfer such shares, such holder must first give written notice to the Company at its principal executive offices stating the name and address of the proposed transferee, the number of shares to be transferred, the price per share and the terms and conditions for the payment of such price. The Company will thereupon have the option to

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purchase the shares from the holder at the greater of (a) their current Fair
Value; or (b) the terms of sale of the bona fide offer within thirty (30) days of such notice.

If the Company does not exercise its right of first refusal within thirty (30) days after its receipt of the sale notice, the holder will be free to sell the shares to the proposed transferee in accordance with the terms of sale, provided that if such sale does not occur within thirty (30) days after the expiration of the Company's option, the holder's right to sell such shares to the proposed transferee shall expire and the holder shall again be obligated to comply with the provisions hereof as to any sale or transfer of such shares.

Notwithstanding the foregoing, an employee's proposed transfer of shares to members of his or her immediate family shall not trigger the Company's right of first refusal set forth herein although G) no such transfer may be made while a promissory note is outstanding with respect to such shares and 00 the Company shall continue to have a right of first refusal on any proposed subsequent sale or transfer of the shares.

Company Option to Repurchase.  Shares
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If before any promissory note with respect to any shares has been paid in full, an employee leaves the employ of the Company or its Affiliates for any reason, other than retirement entitling the employee to immediate payment of retirement benefits under the Company's Retirement Income Plan, the Company will have the option, for a period of sixty (60) days subsequent to the date of termination or discharge other than by reason of the death of the employee and for a period of six (6) months subsequent to the date of death in such event, to repurchase all of his or her shares at their then current Fair Value.

The Company will have a similar option to repurchase the shares, subject to applicable laws relating to the rights and obligations of secured creditors, in the event the employee does not fully perform all obligations under any purchase agreement with respect to the shares.

The Company may exercise its option to repurchase shares by giving written notice to the employee at his/her address on the records of the Company. The Company's written notice shall set forth a date (the "Closing Date") not more than thirty (30) days after the date of such notice on which the Company's repurchase shall occur (provided that in the case of death, the Closing Date shall not be sooner than six (6) months after the date of death). Promptly after the Closing Date, the Company will pay to the employee or his/her estate the excess, if any, of W the current Fair Value of any pledged shares, over (ii) the unpaid portion of the aggregate purchase price for said shares, if any. The shares will thereupon be owned by the Company and the employee or his/her estate will have no further interest therein. If such repurchase option is not exercised by the Company, the employee or the employee's estate will have the right to continue to make the payments on such note.

Notwithstanding the foregoing, in the event of the death of an employee, the employee's estate will have the option at any time prior to the six (6) month anniversary of the date of death to make full payment of the unpaid balance of the promissory note, in which event such estate shall retain ownership of the shares subject only to the Company's right of first refusal described above. An employee's estate desirous of electing to make such payment must do so by delivering

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notice of such election and a check or money order for the unpaid balance of the promissory note to the Company at its principal executive offices prior to such six (6) month anniversary, except as may be otherwise specifically agreed to by the Committee.

Section 7.  MISCELLANEOUS

Adjustment Upon a Change in Capitalization
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In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of shares of Common Stock or other stock or securities with respect to which Options may be granted under the Plan, and 00 the number and class of shares of Common Stock or other stock or securities, which are subject to outstanding Options granted under the Plan, and the purchase price therefor.

Effect of Certain Transactions
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In the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), the Plan and the Options issued hereunder shall continue in effect in accordance with their respective terms and each optionee shall be entitled to receive in respect of each share of Common Stock subject to any outstanding Option, upon exercise of the Option, the same number and kind of stock, securities, cash, property, or other consideration that each shareholder was entitled to receive in the Transaction in respect of a share of Common Stock.

Conditions to Company's Obligations
-----------------------------------

The obligations of the Company to sell or deliver shares of Common Stock with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

No Right to Employment
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No person will have any claim or right to receive a grant, and the receipt of a grant will not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to discuss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable grant.

No Rights As Shareholder
------------------------

Subject to the provisions of the applicable grant, no Participant or Designated Beneficiary will have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the owner of record thereof.

Effective Date
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The Plan will be effective upon approval of the shareholders of the Company.

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Term of Plan
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No grant will be made pursuant to the Plan on or after the tenth anniversary of the date of shareholder approval, but grants made prior to such tenth anniversary may extend beyond that date.

Amendment of Plan
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The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment will be made without shareholder approval to M increase the maximum number of shares for use in the Plan; 60 reduce the minimum option price described herein; (iii) extend the period during which Options may be granted or exercised; or GO change any provision if shareholder approval is necessary to comply with any applicable tax or regulatory requirement.

Withholding
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The Company will have the right to require an optionee or other person entitled to receive Common Stock under this Plan to pay the Company any amount that the Company is required to withhold under any tax law with respect to such Common Stock.

Governing Law
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The provisions of the Plan will be governed by and interpreted in accordance with the laws of the State of New Jersey.

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